UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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EXCHANGE ACT OF 1934
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☐	Soliciting Material Pursuant to §240.14a-12
MYERS INDUSTRIES, INC.

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April 14, 2010
Dear Fellow Shareholder:
The Myers Industries Board of Directors has nominated nine strong, highly qualified candidates for election to the Board. As directors, these nominees will ensure the Board remains independent, effective and keenly focused on continuing to execute its disciplined operating strategy for sustainable, profitable growth and long-term shareholder value creation. They bring extensive expertise in areas that are critical to the success of the business, including polymer manufacturing, international operations, finance, marketing, distribution, public company governance, strategic planning, and mergers and acquisitions.
We strongly urge all shareholders to vote in favor of your Board’s nominees for election at the upcoming Annual Meeting of Shareholders, to be held on April 30, 2010. Please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. We urge you to discard any Blue proxy card you may receive from GAMCO Asset Management Inc., which is seeking to replace three of your Board’s nominees with its own representatives.
YOUR BOARD’S NOMINEES ARE HIGHLY QUALIFIED TO DELIVER
LONG-TERM VALUE FOR MYERS SHAREHOLDERS.
As our recent financial results show, your Board has guided the Company through challenging economic times to deliver improved operating performance, steady cash generation, increased dividend payout, reduction of debt, opportunistic pursuit of acquisitions, and stock price appreciation over the past 12 months. The Company’s current financial position is solid, with a strong balance sheet and ample liquidity to pursue its strategic plan, fuel growth opportunities and further enhance shareholder value.
In its actions, the Board has maintained the highest standards of corporate governance and has strengthened its independence and diversity. Since 2006, three new directors have joined the Board, an independent non-executive chairman was named in 2009, and another new independent candidate has been nominated in the current slate. These directors and nominee were chosen following a robust and thorough process of evaluating the skills and qualifications of each candidate, as well as his or her ability to contribute to long-term shareholder value creation.
Over the past four-and-a-half years, the Board has evaluated 26 potential candidates, including those nominated by GAMCO, and has judiciously determined that its nine nominees are best qualified to serve Myers shareholders. The enclosed summary provides an overview of your Board’s nominees’ qualifications. Please refer to the Proxy Statement previously mailed to you for more detail.
YOUR BOARD AND MANAGEMENT TEAM WILL CONTINUE TO BUILD ON OUR RECENT
ACHIEVEMENTS TO STRENGTHEN THE COMPANY.
As a result of the decisive actions taken by your Board and management team, your Company has delivered increased dividends and earnings, generated strong cash flow, and reduced debt:
•	The regular dividend payout to shareholders was maintained throughout 2009, with an 8% increase in the dividend declared for the first quarter of 2010, demonstrating the Board’s confidence in the Company’s future.

•	Income from continuing operations, on an adjusted basis, of $23.0 million in 2009, or $0.65 per share, compared with $19.2 million, or $0.54 per share, in 2008, despite a sales decline of 14% reflecting the broader economic weakness.

•	Cash flow improved to $73 million in 2009 compared with $61 million in 2008, due to our diligence in reducing working capital and implementing appropriate cost controls.

•	Debt decreased to $104.3 million at the end of 2009, down $67.3 million from 2008.

By contrast, in its public filings and communications with your Board, GAMCO has never proposed any alternative strategic course nor any specific proposal that would generate greater value for shareholders.
YOUR VOTE IS IMPORTANT
We urge you to support your Board’s nominees for election by using the WHITE proxy card to vote TODAY—by telephone, by Internet, or by signing, dating and returning the enclosed WHITE proxy card. Please do not vote using any Blue proxy card you may receive from GAMCO, as doing so will revoke any earlier vote you submitted. We urge you to simply discard any Blue proxy card you may receive.
If you have any questions about the annual meeting or how to vote your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834.

Thank you for your support,

Richard P. Johnston	John C. Orr
Chairman of the Board of Directors	President and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.
If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Shareholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833
IMPORTANT
We urge you NOT to sign any Blue proxy card sent to you by GAMCO, as doing so will revoke any earlier vote you submitted.

YOUR BOARD’S NOMINEES
Myers Industries has experienced and effective Board members actively working a solid strategic plan for the Company’s sustainable, profitable growth. The Board members bring diverse expertise in areas such as polymer manufacturing, industrial operations, finance and accounting, distribution, sales and marketing, risk management, strategic planning, and mergers and acquisitions.
Keith A. Brown, a director of Myers since 1997, is President of Chimera Corporation and has familiarity with the operational requirements of large complex organizations as well as experience dealing with restructurings, turnarounds, and mergers and acquisitions.
Vincent C. Byrd, a director of Myers since 2006, is President, U.S. Retail, Coffee, The J.M. Smucker Company (NYSE: SJM) and provides key insights into the operational requirements of a public company in addition to his international business, financial and accounting background.
Sarah R. Coffin, a new director nominee, is Chief Executive Officer of Aspen Growth Strategies, LLC. She is a former president and executive vice president of two divisions of Hexion Specialty Chemicals and brings substantial senior-level experience in marketing and operations in the polymer industry. She served more than 10 years as a director and chair of the Compensation Committee of SPX Corporation (NYSE: SPW).
John B. Crowe, a director of Myers since 2009 and Chief Executive Officer and Chairman of Buckeye Technologies Inc. (NYSE: BKI), brings valuable insight into the operational requirements, investor relations and strategic planning processes of a public company.
Richard P. Johnston, a director of Myers since 1992 and currently Chairman of the Board, is a retired Certified Public Accountant with a senior-level management background and service on the boards of several public companies. He was the Founder, Chairman and CEO of Buckhorn which was acquired by Myers in 1987, and was a Founder and Director of AGCO (NYSE) from 1990-2001. He brings critical experience and insight regarding best governance practices for a public company and a deep understanding of the Company’s business and the broader financial markets.
Edward W. Kissel, a director of Myers since 2000 and President and Managing Partner of Kissel Group Ltd., has broad global experience in the manufacturing, chemical and commodity industries. He has had executive assignments in strategy, operations, sales, marketing, and research and development, including both growth and turnaround situations, as well as substantial involvement with plant start-ups, major expansions, and mergers and acquisitions.
John C. Orr, President and Chief Executive Officer and a director of Myers since 2005 and a Director of Libbey Inc. (NYSE/AMEX: LBY), has extensive leadership experience in the manufacturing industry. His service as a director and in management for other public companies provides him with a variety of operational and strategic planning perspectives that he contributes to the Board.
Jon H. Outcalt, a director of Myers since 1984, is Chairman, Federal Process Corp., and Chairman and Chief Executive Officer of Aberdeen Group, Inc. His experience includes serving as a senior vice president of a global investment management firm for more than 21 years, co-founder of a company that was later taken public, involvement with the purchase and sale of several private companies, and service on the boards of numerous companies, both public and private. These experiences provide him with broad knowledge in investment management and financial markets.
Robert A. Stefanko, a director of Myers since 2007, was formerly Chairman of the Board, Executive Vice President of Finance & Administration of A. Schulman, Inc. (Nasdaq: SHLM) As a former director of A. Schulman and other public companies, he has had extensive involvement in risk management and public company compensation matters.
Please refer to the Proxy Statement previously mailed to you for more detail.

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